Exhibit 10.10

DS_1 SP (Pin 1/2017)

KERAJAAN MALAYSIA

IBU PEJABAT
LEMBAGA HASIL DALAM NEGERI MALAYSIA
MENARA HASIL
PERSIARAN RIMBA PERMAI
CYBER 8, 63000 CYBERJAYA
SELANGOR DARUL EHSAN

LHDN MALAYSIA

SIJIL SETEM

ASAL

STAMP CERTIFICATE

(Sila lekatkan sijil setem ini ke atas surat cara sebagai bukti penyeteman)
Please attach this stamp certificate to the instrument as evidence of stamping

Cara Bayaran *Payment Method* — FPX TRANSACTIONS
No. Adjudikasi *Adjudication No.* — L01E41E662XB016 (SALINAN 1/1)
Jenis Surat Cara *Type Of Instrument* — PERJANJIAN SEWA
SURAT CARA UTAMA
Tarikh Surat Cara *Date Of Instrument* — 16 / 02 / 2024

Balasan *Consideration* — RM 0.00
Maklumat Pihak Pertama / Penjual / Pemberi *First Party / Vendor / Transferor / Assignor*
CHILD'S PARTNER (M) SDN BHD, (92747X, 198201012998)
Maklumat Pihak Kedua / Pembeli / Penerima *Second Party / Purchaser / Transferee / Assignee*
AGROZ GROUP SDN BHD, (1394153D, 202001037832)
Butiran Harta / Suratcara *Property / Instrument Description*
LOT 2, LORONG TEKNOLOGI 3/4A, NOUVELLE INDUSTRIAL PARK 2 TAMAN SAINS SELANGOR 1 KOTA DAMANSARA, PETALING JAYA, 47810, SELANGOR

Dengan ini disahkan surat cara ini disetem dan diindors seperti maklumat di bawah:
This is to certify this instrument is stamped and indorsed as below:

No. Sijil Setem *Stamp Certificate No.*	B0163A241522135
Tarikh Penyeteman *Date of Stamping*	27/03/2024
Duti Setem Dikenakan *Amount of Stamp Duty*	RM 10.00
Penalti *Penalty*	RM 0.00
Pelarasan *Adjustment*	RM 0.00
Jumlah Dibayar *Total Amount Paid*	RM 10.00
Indorsemen *Indorsement (Akta Setem 1949)*	Seksyen 12

20240327 L01E41E662XB016 12:15:23
LEMBAGA HASIL DALAM NEGERI
LHDN MALAYSIA
L01E Low Siew Mei 240000000000

Pemungut Duti Setem

No. Kelulusan Perbendaharaan *Treasury Approval No.* : KK/BSKK/10/600-2/1/2(60)

Tarikh Cetak *Printed Date* : ***27/03/2024 12:15:23***

Pengesahan ketulenan Sijil Setem ini boleh dipastikan di stamps.hasil.gov.my atau melalui aplikasi telefon pintar
The authenticity of this Stamp Certificate can be verified at stamps.hasil.gov.my or by mobile app
Ini adalah cetakan komputer dan tidak perlu ditandatangani
This is a computer generated printout and no signature is required

--- tamat/end ---

Execution Copy

Dated this 16 FEB 2024

Between

Child’s Partner (M) Sdn. Bhd.

(Company No.: 19820!012998192747-X)

(“Landlord”)

And

Agroz Group Sdn. Bhd.

(Company No.: 20200 I 0378321 1394153-D)

(“Tenant”)

TENANCY AGREEMENT

THIS TENANCY AGREEMENT is made this

BETWEEN

I.	Child’s Partner (M) Sdn. Bhd. (Company No.: 198201012998 | 92747-X), private company limited by shares incorporated in Malaysia and having its registered address at 54-4-8 Wisma Sri Mata, Jalan Van Praagh, I 1600 Jelutong, Pulau Pinang and its principal place of business at No. 24, (1st Floor), Kompleks Kota Mulia, Jalan Long Jaafar, 34000 Taiping, Perak (“Landlord”) and whose e-mail address is btcap@hotmail.com; and

2.	Agroz Group Sdn. Bhd. (Company No.: 202001037832 | 1394153-D), private company limited by shares incorporated in Malaysia and having its registered address and its principal place of business at No. 60-1, Jalan Delima I 9/KS9, Bandar Parklands, 41200 Klang, Selangor and whose email address is gerald@agrogroup.com (“Tenant”)

(the Landlord and the Tenant shall hereinafter individually be referred to “Party” and collectively as the “Parties”).

RECITALS

A.	The Landlord is the legal and beneficial owner of all that piece of leasehold land expiring on 18.10.2106 together with a building erected thereon (“Building”) held under individual title No. HS(D) 287820, PT 12563 Pekan Baru Sungai Buloh, Daerah Petaling, Negeri Selangor, Lorong Teknologi 3/4A, Nouvelle Ind. Park 2, Tmn Sains Selangor I, 47810 Kota Damansara, Petaling Jaya, Selangor (“Property”). The Building comprises the following floors:

I.	Ground Floor, Mezzanine Floor, I st Floor

(“Lower Floors”); and

2.	2nd Floor, Rooftop

(“Upper Floors”).

B.	The Landlord and the Tenant had entered into a Tenancy Agreement dated 9 May 2023 for the Lower Floors (“earlier TA”).

C.	The Landlord has agreed to rent out the remaining area of the Building comprising the Upper Floors to the Tenant. The Parties have agreed to

I.	terminate the earlier TA with effect from 31 March 2024; and

Tenancy Agreement	Page 1

2.	enter into this Agreement for the purposes of reflecting the terms and conditions upon which the Tenant shall rent the entire Property (comprising the Lower Floors and the Upper Floors) (together with the fixtures and fittings as set out in Appendix I (“Fixtures and Fittings”) .

NOW IT IS AGREED as follows:

INTERPRETATION

1.1	Definitions: In this Agreement, each of the following expressions has, except where the context otherwise requires, the meaning shown opposite it:

Term	Definition
Agreement	This Tenancy Agreement and all of its appendices and annexures;

Affiliates	means in relation to any Party,

(a) any person directly or indirectly owning, controlling or holding with power to vote 50% or more of the voting securities or equity or beneficial interests in such Party; or

(b) any person 50% or more of whose voting securities or equity-or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such Party; or

(c) any person directly or indirectly controlling, controlled by or under common control with such Party.

For purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a person or Party, as the case may be, whether through ownership of voting securities, by contract or otherwise:

Appropriate Authorities	Any governmental, semi or quasi-governmental and/or statutory departments, agencies or any privatised corporation providing a public service or utility and/or having jurisdiction from time to time over a relevant matter pursuant to this Agreement (including without limitation the local municipal council, Tenaga Nasional Berhad and the telecommunication services provided);

Tenancy Agreement	Page 2

Term	Definition
Building	Has the meaning ascribed to it in Recital A;

Business Day	A day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in Kuala Lumpur and Selangor;

Commencement Date	The date of stated in Clause 2.1;

earlier TA	Has the meaning ascribed to it in Recital B;

Effective Date	Has the meaning ascribed to it in Clause I A. I;

Events of Default	Has the meaning ascribed to it in Clause 6.2;

Extended Rental	Has the meaning ascribed to it in Clause 2.5;

Extended Rental Term	Has the meaning ascribed to it in Clause 2.5;

Fixtures and Fittings	The items as set out in Appendix I;

Force Majeure	Any circumstances beyond the reasonable control of both Parties including, without limitation, (i) war, hostilities (whether the war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection, military or usurped power, civil war, terrorism; (ii) natural catastrophe including but not limited to earthquakes, pandemic, floods, subsidence, lightning, inclement weather or any operation of the forces of nature against which an experienced contractor could not reasonably have been expected to take effective precautions; (iii) riot and disorder, strike, lockout, labour unrest or other industrial disturbances; or (iv) action or inaction of governmental authorities that have an impact upon the operation of business (including without Tenancy Agreement limitation, restrictions or shut down on business opening and/or government agencies; restrictions on financial, transportation or information distribution systems; or the revocation or refusal to grant any of the requisite consents, where such revocation or refusal is not due to the fault of the party whose performance is to be excused);

Tenancy Agreement	Page 3

Term	Definition
Insolvent	if a Party:

(i) is deemed unable to pay its debts under the Companies Act 2016; or

(ii) has any action which is taken for or with a view to its winding up (whether compulsory or voluntary) other than a winding up for the sole purpose of reorganisation, amalgamation or reconstruction; or

(iii) has a receiver appointed over or any incumbrancer takes possession of any of its assets; or

(iv) enters into dealings with any of its creditors with a view to avoiding or in expectation of insolvency;

Lower Floors	Has the meaning ascribed to it in Recital A;

Option to Renew	Has the meaning ascribed to it in Clause 2.5;

Property	Has the meaning ascribed to it in Recital A;

Renovation Period	Has the meaning ascribed to it in Clause 2.1;

Renovation Period Start Date	Has the meaning ascribed to it in Clause 2.1;

Rental	Has the meaning ascribed to it in Clause 2.1;

Rental Deposits	Has the meaning ascribed to it in Clause 2.3;

Rental Term	Has the meaning ascribed to it in Clause 2.1;

Restoration Deposit	Has the meaning ascribed to it in Clause 2.3(c);

RM or Ringgit Malaysia	The lawful currency of Malaysia;

Security Deposit	Has the meaning ascribed to it in Clause 2.3(a);

Tenancy Agreement	Page 4

Term	Definition
Upper Floors	Has the meaning ascribed to it in Clause I A. I;

Utilities	Has the meaning ascribed to it in Clause 2.3(b); and

Utility Deposit	Has the meaning ascribed to it in Clause 2.3(b).

1.2	Construction:

Unless the context otherwise requires, the interpretation and construction of this Agreement shall all be subject to the following provisions:

(a)	any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer act or thing to be done by any servant, agent or any other person claiming through or under the Tenant;

(b)	words importing one gender include all genders and words importing the singular include the plural and vice versa;

(c)	the term “month” means calendar month and the term “year” means calendar year unless expressed otherwise;

(d)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part ofit;

(e)	any reference to a specific written law or any general reference to written laws include any statutory extension, modification, amendment or re-enactment of it or them and any regulations, order or other subsidiary legislation made under it or them;

(f)	references in this Agreement to any clause, sub-clause, appendix or schedule without further designation shall be construed as a reference to the clause, sub-clause, appendix or schedule to this Agreement so numbered;

(g)	the clause and paragraph headings do not form patt of this Agreement and shall not be taken into account in its construction or interpretation;

(h)	time shall be of the essence in this Agreement as regards the time, dates and periods mentioned or referred to and as to any times, dates and periods which may be substituted by agreement in writing between the Parties unless provided otherwise; and

Tenancy Agreement	Page 5

(i)	word or phrase indicates an exception to any of the provisions of this Agreement and’ a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect as limiting the generality of such provision.

IA	EFFECTIVE DATE & TERMINATION OF TAI

IA.I	This Agreement shall become binding and effective on the date hereof (“Effective Date”).

IA.2	The Parties agree that the earlier TA shall terminate with effect from 31 March 2024 and that the rental deposits thereunder amounting to RM128,000.00 (comprising the security deposit (of RM96,000.00) and the utility deposit of (RM32,000.00)) shall be retained by the Landlord as part payment of the Security Deposit and Utility Deposit to be held pursuant to Clause 2.3(2) hereof.

2	RENTAL

2.1	Subject to the terms and conditions contained in this Agreement, the Landlord agrees to let and the Tenant agrees to rent the Property together with the Fixtures and Fittings for a term of27 months commencing from l April 2024 (“Commencement Date”) and expiring on 30 June 2026 (“Rental Term”) at the monthly rental of RM44,000.00 (“Rental”). The Landlord shall deliver vacant possession of the Upper Floors to the Tenant on l March 2024 (“Renovation Period Start Date”) for the purposes of commencement of interior renovation and fit-out by the Tenant. The Parties agree that the period commencing on the Renovation Period Start Date to 31 March 2024 (“Renovation Period”) shall be rent free.

2.2	The Rental during the Rental Term shall be paid in advance on or before the seventh (7th) day of each month (failing which interest at a rate often per centum ( 10%) per annum calculated on a daily basis shall be payable until the full settlement thereof). The Rental shall be paid into the Landlord’s bank account as notified by the Landlord to the Tenant in writing or such other method of payment as may be agreed by the Parties in from time to time.

2.3	The Tenant shall pay to the Landlord:

(a)	a security deposit of RM132,000.00 (“Security Deposit”) (being equal to 3 months’ Rental) for the due observance and performance by the Tenant of the terms, conditions, stipulations and covenants herein on the part of the Tenant;

Tenancy Agreement	Page 6

(b)	a utility deposit of RM44,000.00 (“Utility Deposit”) (being equal to 1 month’s Rental) as security for payment of all utility charges incurred and/or payable by the Tenant in respect of the Property during the Rental Term (including, without limitation, charges for consumption of water, gas, electricity, telecommunication services, sewerages and other utility services) (“Utilities”) For the avoidance of doubt, quit rent and assessment and other expenses as stated in Clause 5.2 shall not form part of the Utilities; and

(c)	Security deposit shall only be released upon all restoration of the Property to their original state upon the termination of this Agreement but WITHOUT PREJUDICE to the Tenant’s responsibility and obligation to restore the Property. The inspection of the Property in this context shall be carried out by the Landlord within two (2) weeks prior to the termination of this Agreement.

For the purpose of this Agreement, the Security Deposit and the Utility Deposit shall be collectively referred to as the “Rental Deposits”. The Rental Deposits shall be paid | deemed paid as follows:

(I)	payment of the sum of RM48,000 .00 for the Rental Deposit (comprising (i) part payment of RM36,000.00 for the Security Deposit; and (ii) part payment of RM12,000.00 for the Utility Deposit) shall be made on the Effective Date; and

(2)	the balance sum of RM128,000.00 (comprising (i) part payment of RM96,000.00 for the Security Deposit; and (ii) part payment of RM32,000.00 for the Utility Deposit) shall be deemed to have been paid to the Landlord forthwith upon termination of the earlier TA.

The Rental Deposits shall be paid into the Landlord’s bank account as notified by the Landlord to the Tenant in writing or such other method ofp yment as may be agreed by the Parties in from time to time. Subject to the Tenant having first complied with the terms of this Agreement (particularly Clauses 4.2 and 4.13) to the Landlord’s satisfaction, the Rental Deposits shall be refunded to the Tenant within (seven) 7 days from the expiry of the Rental Term (failing which interest at a rate of ten per centum ( l 0%) calculated on a daily basis shall be payable to the Tenant until full settlement thereof).

2.4	Without prejudice to any other rights of the Landlord under this Agreement or at law, if the Tenant shall commit a breach of the provisions of this Agreement during the Rental Term, the Landlord shall be entitled to set-off the loss or expense of the Landlord occasioned by such breach against the Rental Deposits.

2.5	The Tenant shall have the option to renew the Rental Term (“Option to Renew”) for an additional term of three (3) years (“Extended Rental Term”) commencing immediately upon expiry of the Rental Term at a monthly rental of RM48,400.00 (“Extended Rental”). Notice of the exercise by the Tenant of the Option to Renew shall be given in writing at least 3 months prior to the expiry of the Rental Term.

Tenancy Agreement	Page 7

3	GUARANTEE

3.1	The Tenant shall not be required to furnish a guarantee and indemnity from its holding company or its directors.

4	COVENANTS BY THE TENANT WITH THE LANDLORD

4.1	Payment of Rental

The Tenant shall pay and continue to pay the Rental in the manner set out in this Agreement.

4.2	Payment of Utilities

The Tenant shall promptly pay all charges incurred in respect of the Utilities during the Rental Term for which bills have been produced, failing which the Landlord shall be entitled (but not obligatory) to deduct the sum owed from the Utility Deposit and make such payment on behalf of the Tenant.

4.3	Upkeep/Maintenance of Property

The Tenant shall keep and maintain the interior of the Property, the flooring and the interior plaster or other surface materials or rendering on the walls and the appurtenances and the Fixtures and Fittings in good condition (except for normal we ar and tear). Any damage to the Property and the Fixtures and Fittings caused by the Tenant’s neglect or default or careless acts or omissions or that of its servants or agents shall be repaired, rectified and remedied by the Tenant.

4.4	Structural Alterations or Additions

The Tenant shall not be allowed make or cause or permit any structural alterations or additions to the Property or to remove or replace the Fixtures and Fittings unless the prior written consent of the Landlord is obtained and where so obtained and if necessary, also subject to first obtaining the written approval of the Appropriate Authorities or such other relevant authorities in respect of the same PROVIDED ALWAYS that any addition and/or alterations made shall be at the Tenant’s own expenses and shall comply with all laws, by-laws and regulations in relation thereof.

Tenancy Agreement	Page 8

4.5	Inspection and Repair

The Tenant shall permit the Landlord and/or its agent or authorised representative with seven (7) days prior written notice to enter and view the condition of the Property and to execute any repairs and works as the Landlord may think fit and/or the Landlord may serve upon the Tenant a notice in writing specifying any repairs necessary to be done and the Tenant shall within seven (7) days after the service of the such notice proceed reasonably with the execution of such repairs, failing which the Landlord may repair the defects and cause the Tenant to pay the Landlord the full costs of repair which shall be debt due from the Tenant to the Landlord. Notwithstanding the above, the obligations of the Tenant to repair is only limited to any defect or damage caused by wilful or negligent act(s) or omission(s) of the Tenant.

4.6	Fixtures and Fittings

The Tenant shall use in a proper and careful manner any of the Fixtures and Fittings including but not limited to the air-conditioning units and lifts and shall indemnify the Landlord in the event of any damage caused thereto by the Tenant’s breach of the covenant herein. The Tenant shall at keep the Fixtures and Fittings at all times in the Tenant’s possession and control and not to remove or part with any of the same from the Property without the prior written consent of the Landlord. The Tenant shall further keep the Fixtures and Fittings in good working condition (including regular service of the air-conditioning units and lifts) at its own costs and expense.

4.7	Prohibition of Use As A Dwelling

The Tenant shall not during the Rental Term permit or suffer anyone to sleep in the Property or to use the same or any portion or portions thereof wholly or partly for dwelling purpose.

4.8	Prohibition of Use of the Property

The Tenant shall use the Property as an indoor vertical farming and shall not use or cause or permit to be used the Property or any part thereof for any of the following purposes:

(a)	any business or trade which emits, accumulates and disseminates any unpleasant odour or which accumulates dirt, rubbish or debris of any sort in or outside the Property or causes an undesirable amount of noise or which in the sole opinion of the Landlord is undesirable or unsuitable for the occupiers neighbouring the Property;

(b)	any business or trade dealing or storing substances and chemicals of an explosive and dangerous character and their by-products, arms, ammunition or unlawful goods, gunpowder, saltpetre, kerosene or any explosive or combustible substance or any material which in the opinion of the Landlord are of a noxious or dangerous or hazardous nature or the keeping of which may contravene any local ordinance, statute, regulations or by-law;

Tenancy Agreement	Page 9

(c)	public or private auctions;

(d)	massage parlour, funeral parlour or death house and any kinds of businesses related thereto;

(e)	any undesirable or immoral business including but not limited to the operation of brothels;

(f)	any businesses or trades in connection with or related to the supernatural and/or the occult;

(g)	the setting up of places of worship and prayer in respect of any cult, religion or beliefs including but not limited to placement of worship altar(s);

(h)	any businesses or trades which involve gambling or gaming;

(i)	any forms of social escort agency or related activities; and/or

j)	any reason whatsoever calculated to affect adversely the interest of the Landlord and to observe such restrictions on the Property which the Landlord may deem fit to impose,

except with the prior written approval of the Landlord and subject to the same being approved and certified by the Appropriate Authorities (if required), and if obtained the Tenant hereby agrees that the Tenant shall not claim against the Landlord or hold the Landlord responsible for any consequences which might arise as a result of the Landlord’s approval herein mentioned.

4.9	Assignment or Subletting

The Tenant shall not be allowed to assign, charge, underlet, sub-lease, sub-let or otherwise part with the actual or legal possession or the occupation or the use of the Property or any part thereof unless prior written consent is obtained from the Landlord.

4.10	Signboard, Advertisement Etc.

The Tenant shall be allowed to paint or otherwise exhibit, display on or in any part of the Property (including on the exterior or interior of any windows or by such other means rendering the same visible to the public therefrom) any signboard, name plate, placard, advertisement, poster, flagstaff or other thing whatsoever or any other work whether permanent or temporary provided that the Tenant shall have obtained the approval of the Appropriate Authorities and comply with the rules or the laws or bye-laws and regulations affecting the Property.

Tenancy Agreement	Page 10

4.11	Insurance

The Tenant shall not to do or permit or suffer to be done anything which may render void, voidable or invalid the policy or policies of any insurance against loss or damage by fire effected by the Landlord in respect of the Property.

4.12	Notice of Fire, etc.

The Tenant shall give to the Landlord or its agents and/or servants notice of any outbreak of fire on the Property and/or damage or destruction caused by explosion storm or tempest as soon as practical.

4.13	Redelivery of Possession of Property in Good, Tenantable and Clean Condition

In the event this Agreement is terminated or at the expiry of the Rental Term, the Tenant further agrees and undertakes at its own costs and expense at the request of the Landlord to yield the Property and the Fixtures and Fittings in good and tenantable condition and at the request of the Landlord to restore the Property to the original state and condition as it was when the Property was handed over by the Landlord to the Tenant together with the Fixtures and Fittings in good working condition. Notwithstanding the above, the Tenant shall not be responsible for any defects on the Property and the Fixtures and Fittings resulting from normal wear and tear.

4.14	Infectious Diseases

The Tenant shall give written notice forthwith to the Landlord of any infectious illnesses which arise in or about the Property and to fumigate and disinfect thoroughly the Property at the Tenant’s own cost and expense and to the satisfaction of the Appropriate Authorities. The Tenant shall further comply with all rules and regulations i;11posed by the Appropriate Authorities with regard to Covid-19 SOP compliance.

4.15	Insurance

Without limiting its obligations as contained elsewhere under this Agreement, the Tenant will effect and maintain appropriate and sufficient policies of insurance with a licensed insurer in the name of the Tenant for its own assets.

4.16	Notification to the Landlord

The Tenant shall promptly give notice to the Landlord:-

(a)	of any material breach of the Tenant’s covenants under this Agreement;

(b)	of the Tenant being adjudged insolvent and/or committing an act of insolvency under applicable laws; and

Tenancy Agreement	Page 11

(c)	of any damage caused to the Property including in respect of any electrical, mechanical, air conditioning and appliances therein or thereon.

4.17	Prohibition as to Excess Load

The Tenant shall not place or permit to be placed upon the floor of the Property a load in excess of 4.0kN/m2 and shall when required by the Landlord distribute any load on the floor of thereof.

4.18	Employment

The Tenant shall not knowingly bring onto or permit to be brought onto, or to employ or to permit to otherwise enter onto the Property or any part thereof, any person in contravention of the Immigration Act 1959 or any statutory modification or re-enactment thereof for the time being in force and to indemnify the Landlord against all costs, claims, liabilities, fines or expenses whatsoever which may fall upon the Landlord by reason of any non-compliance hereof.

5	COVENANTS BY THE LANDLORD WITH THE TENANT

5.1	Quiet Enjoyment without Interruption

Subject always to the Tenant punctually paying the Rental and other sums hereby reserved as well as observing and performing the terms and stipulations on its part contained in this Agreement, the Landlord shall permit the Tenant to quietly enjoy the Property during the Rental Term without any interruption or disturbance by the Landlord or anyone claiming under or through or in trust for the Landlord.

5.2	Payment of Outgoings

During the Rental Term, the Landlord shall pay and discharge all quit rent, rates, taxes, assessments and other outgoings in respect of the Property except those herein covenanted to be paid by the Tenant.

5.3	Insurance

The Landlord shall effect and maintain policies insuring the Property against loss or damage by fire and all other perils.

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5.4	Vacant Possession

The Landlord hereby covenants to deliver vacant possession of the Property to the Tenant on the Renovation Start Date.

5.5	Main Structural Safe Condition

The Landlord shall maintain and keep the main structures and electrical wiring and all sanitary and water apparatus & plumbing in the Property in good tenantable repair and conditions throughout the Rental Term or any extension thereto, Provided That the Tenant has not made any illegal alteration to the Property that may affect those mentioned above and further provided that the Landlord shall not be liable for any loss or damage caused by circumstances beyond its control including any mechanical breakdown, power failure, negligence.

6	MUTUAL COVENANTS

6.1	Expiration or Early Termination

(a)	Either party shall be entitled to terminate this Agreement during the Rental Term by giving twelve (12) months’ prior written notice to the other Party or payment in lieu.

(b)	Where the Option to Renew is exercised in accordance with Clause 2.5, either Party may terminate this Agreement during the Extended Rental Term by giving twelve (12) months’ prior written notice to the other Party or payment in lieu.

(c)	(i)	If the Tenant shall unilaterally terminate this Agreement prior to the expiration of the Rental Term, all Rental Deposits paid by the Tenant pursuant to this Agreement shall be forfeited absolutely by the Landlord WITHOUT PREJUDICE to the Landlord’s rights ofaction against the Tenant for further or additional damages for breach of this Agreement and the Tenant shall be liable to pay to the Landlord agreed liquidated damages of an amount equivalent to the Rental payable for the whole of the unexpired Rental Term.

(ii)	If the Landlord shall unilaterally terminate this Agreement prior to the expiration of the Rental Term, all Rental Deposits paid by the Tenant pursuant to this Agreement shall be refunded immediately to the Tenant (failing which interest at the rate of ten per centum ( 10% ) per annum calculated on a daily basis shall be payable to the Tenant until full settlement thereof) WITHOUT PREJUDICE to the Tenant’s rights of action against the Landlord for further or additional damages for breach of this Agreement and the Landlord shall be liable to pay to the Tenant agreed liquidated damages of an amount equivalent to the Rental payable for the whole of the unexpired Rental Term.

Tenancy Agreement	Page 13

(d)	At the expiry of the Rental Term or upon the termination of this Agreement for any reason whatsoever, the Landlord shall be entitled to deal with the Property in any manner at the Landlord’s absolute discretion including but not limited to letting out the Property to any other person whomsoever without further reference to the Tenant.

(e)	Notwithstanding the termination of this Agreement as provided herein, the obligations and liabilities of the Terminating Party and the rights and entitlement of the Terminated Party under this Agreement which are to apply upon the termination of this Agreement or at or after the expiry of the Rental Term, shall survive such termination until the Terminating Party shall have fully and finally satisfied all of such obligations and liabilities.

(f)	On the expiration or determination of the Rental Term (including by way of early termination) the Tenant shall forthwith (but in any event within (seven) 7 days thereof) remove from the Property any item of any description that is not belonging to the Landlord found in the Property including all plant, equipment, stock-in-trade and fittings and fixtures of the Tenant, and failing removal by such date, the Landlord may remove and store at the Tenant’s costs and expense such items in a warehouse or in such other place as the Landlord shall decide without the Landlord being deemed guilty of conversion or becoming liable for any loss or damage occasioned thereby. In the event that the Tenant shall fail to remove such items within seven (7) days from a notice of the Landlord to that effect, the Landlord shall be entitled to dispose of the said items in such manner as the Landlord deems fit without any liability to the Tenant, and to retain from the proceeds, if any, arising out of such disposal any sum owing by the Tenant to the Landlord.

6.2	Event of Default

It is agreed between the Parties that the following events shall be or be deemed to be events of default (“Events of Default”):

(a)	if the Rental shall be in arrears and unpaid for seven (7) days after the Rental becoming due and payable (whether formally demanded or not) as herein provided; and/ or

(b)	if the Tenant shall continue to be in breach of any terms conditions stipulations or undertakings on the part of the Tenant contained in this Agreement after the Tenant’s receipt of a notice from the Landlord requiring the Tenant to remedy the breach within a period of fourteen (14) days after the date of receipt of the notice; and/ or

(c)	if the Tenant shall have a receiving order made against it or shall enter into any scheme of arrangement or composition with its creditor; and/ or

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(d)	if the Tenant is or becomes Insolvent; and/ or

(e)	if a receiver and/or manager of the Tenant’s assets or properties or any thereof shall be appointed pursuant to any debenture or execution or other process of a court of competent jurisdiction be levied upon or issued against any assets or properties of the Tenant, upon the occurrence of any one or more Events of Default, it shall be lawful for the Landlord at any time thereafter to do any of the following without being responsible or liable for any loss, damage or expenses caused to the Tenant as a consequence of such actions:-

(i)	to terminate this Agreement;

(ii)	to use and take any other action the Landlord deems fit to recover all monies due and owing to them and/or recover possession of the Property,

(iii)	forfeit the Rental Deposits; and/or

(iv)	in the event that the Tenant fails to yield up and vacate the Property upon the termination of this Agreement, without prejudice to other rights and remedies available in law to the Landlord, to forthwith re-enter upon and take possession of the Property.

6.3	Damage to Property

(a)	The Parties agree that if the Property or any part thereof shall at any time during the Rental Term be destroyed or damaged by fire, lightning or civil commotion or any other unforeseen cause (except other cause arising from the default or negligence of the Tenant) so as to render the Property or any part thereof unfit for occupation and use for a period exceeding fourteen (14) days, the Landlord shall not be bound or compelled to rebuild or reinstate the same unless the Landlord, in its sole discretion thinks fit.

(b)	In the event of the Landlord decides to rebuild and to reinstate the Property (provided the monies payable under policy of insurance effected by the Landlord shall not have become revocable through any act or default of The Tenant) the Rental or a fair proportion thereof according to the nature of and extent of the damage sustained shall be suspended and cease to be payable until all the Property shall again be rendered fit for occupation and use.

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(c)	In the event the Landlord decides not to rebuild or reinstate the Property then this Agreement shall be terminated from the happening of such destruction or damage as aforesaid and the following shall ensue:

(i)	the Tenant shall peaceable and quietly surrender and yield up possession of the Property;

(ii)	the Landlord shall refund to the Tenant the Rental Deposits paid by the Tenant pursuant to this Agreement free of interest within fourteen (14) days from the date of receipt by the Tenant of such notice in writing from the Landlord or the Landlord’s solicitors (failing which interest interest at the rate of ten per centum ( 10%) per annum calculated on a daily basis shall be payable to the Tenant until full settlement thereof); and

(iii)	thereafter, this Agreement shall become terminated and be ofno futiher effect and neither party hereto shall have any further claims, actions or proceedings against the other in respect of or arising out of this Agreement save and except for any antecedent breach.

6.4	Force Majeure

Neither Party shall be liable for any delay or default in the performance of its obligations under this Agreement caused by Force Majeure occurrence. If one or more of the events specified as Force Majeure occur the Parties shall, for the duration of such event be relieved of any such obligation under this Agreement as is affected by the said event PROVIDED THAT:

(a)	the provisions of this Agreement shall remain in force with regard to all other obligations under this Agreement which are not affected by such event;

(b)	the Parties shall resume their full obligations under this Agreement upon the cessation of such event; and

(c)	the affected Party shall automatically be granted an extension of time to fulfil its obligations under this Agreement from the date of occurrence of the Force Majeure event until the cessation thereof and therefore the time period stated herein shall be extended accordingly and no interest shall be payable for the extended period.

6.5	Indemnity

(I)	The Tenant hereby covenants and undertakes to:

(a)	keep the Landlord fully and absolutely indemnified against any action, causes of action, liabilities, claims, demand, costs and damages losses and expenses howsoever incurred caused and/or arising from the Tenant’s breach of covenants or neglect in the performance of this Agreement; and

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(b)	be responsible for and to indemnify the Landlord for all damage and/or injury to the Property or to any adjacent or neighbouring Property or to any person, where such damage and/or injury is occasioned or caused by any act of default or negligence on the part of the Tenant, its agents, servants, employees, contractors, licensees, visitors, assignees and/or sub-tenants and the Tenant shall keep the Landlord fully indemnified for any and all such loss, expense, cost and damage incurred and/or sustained by the Landlord as a consequence of such act of default or negligence and further to keep fully indemnified the Landlord and its successors-in-title against all actions, claim and/or proceedings so arising.

(2)	The Landlord hereby covenants and undertakes to keep the Tenant fully and absolutely indemnified against any action, causes of action, liabilities, claims, demand, costs and damages losses and expenses howsoever incurred caused and/or arising from the Landlord’s breach of covenants or neglect in the performance of this Agreement

6.5	Compliance with Laws

Each Party shall observe and comply with:

(a)	all relevant and pertinent by-laws, laws, enactments and regulations currently enforced and/or hereinafter to be enforced by the Appropriate Authorities; and

(b)	if applicable, all direction, rules and regulations that may from time to time be issued by the joint management body/management corporation pertaining to the security, maintenance, servicing, management and operation of the building where the Property is situated within.

7	MISCELLANEOUS

7.1	Costs

The stamp duty in respect of this Agreement shall be borne and paid by The Tenant. Each Party shall be responsible for its own solicitors’ costs and the relevant taxes imposed by the Appropriate Authorities.

7.2	Imposition of Tax On Payments

(a)	In the event that any Appropriate Authority imposes government service tax, goods and service tax or other taxes or levy by whatever name called on the Landlord (other than income tax or any other tax computed on or by reference to the profits or overall nett income of the Landlord) upon any payment payable by the Tenant to the Landlord under this Agreement then such government service tax, goods and service tax or other taxes or levy by whatever name called shall be paid by the Tenant in addition to any payments payable by the Tenant hereunder.

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7.3	Notice

Any notice or other communication to be given under or in respect of this Agreement shall be in writing and may be delivered, given or sent by:

(a)	hand; or

(b)	registered post, express or air mail or other fast postal service; or

(c)	facsimile transmission or other instantaneous electronic media;

to the other Party at the address herein set out, or such other address as either Party may give notice to the other Party.

7.4	Time of Notice

Any notices and communications to be given under or in respect of this Agreement shall be deemed to have been duly served upon and received by the addressee:

(a)	if delivered by hand prior to 5.00 p.m. on a Business Day, at the time of delivery or, if delivered by hand at any other time, at 9.00 a.m. on the next Business Day following the date of such delivery;

(b)	if sent by registered post, express or air mail or other fast postal service, within 5 Business Days of despatch; and

(c)	if transmitted by way of facsimile transmission prior to 5.00 p.m. on a Business Day, at the time of transmission, or if transmitted by way of facsimile transmission at any other time, at 9.00 a.m. on the next Business Day following the date of such transmission and if transmitted by way of instantaneous electronic media, immediately upon such transmission.

7.5	Successors in Title

This Agreement shall be binding upon the successors in title and permitted assigns of the Parties.

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7.6	Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia and the Parties agree to submit to the exclusive jurisdiction of the courts in Malaysia.

7.7	Assignment

Save and except as provided herein, the Paities shall not assign or transfer all or any part of their respective rights under this Agreement or delegate their performance under this Agreement without the prior written approval of the other Party and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement. The Landlord may assign its rights, interest and benefit (including the transfer of any payments made by the Tenant under this Agreement) in under and to this Agreement to any “affiliates” without the prior consent from or notice to the Tenant and the Tenant shall be deemed to have consented to such assignment and shall accept the assignee of the Landlord as its new landlord. Where required by the Landlord, the Tenant shall enter into and execute as a party thereto any agreement or deed entered into or to be entered by the Landlord and its assignee, such agreement or deed to be prepared by and at the expense of the Landlord.

7.8	Right of First Refusal To Purchase

The Landlord grants the Tenant a right of first refusal to purchase the Property, in the event that the Landlord decides to sell the property. If the Landlord receives a bona fide offer to purchase the Property from a third party, the Landlord shal provide the Tenant with written notice of the offer, including the purchase price and all material terms of the offer. The Tenant shall have a period of fourteen (14) days from the date of receipt of such written notice to exercise its right of first refusal by providing the Landlord with written notice of its intent to purchase the property on the same terms as the third-party offer. If the Tenant does not exercise its right of first refusal within the fourteen (14) day period, the Tenant shall be deemed to have waived its right of first refusal and Landlord shall be free to sell the property to the third party on the terms set forth in the offer.

7.9	Invalidity and Severability

If any provision of this Agreement is or may become under any written law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:

(a)	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

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(b)	the remaining provisions of this Agreement shall remain in full force and effect; and

(c)	the Parties shall use their respective best endeavours to negotiate and agree a substitute provision which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

7.10	Whole Agreement

This Agreement constitutes the whole agreement between the Parties and it is expressly declared that any variations hereof shall be ineffective unless made in writing and signed by both Parties.

7.11	Rights and Remedies

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at law, and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

7.12	Waiver

No waiver by either Party of any breach of any covenant, term, condition or provision in this Agreement shall operate as a waiver of another breach of the same or of any covenant, term, condition, or provision in this Agreement contained or implied.

7.13	Knowledge and Acquiescence

Knowledge or acquiescence by any Party of, or in, any breach of any of the provisions of this Agreement shall not operate as, or be deemed to be, a waiver of such provisions and, notwithstanding such knowledge or acquiescence, such party shall remain entitled to exercise its rights and remedies under this Agreement, and at law, and to require strict performance of all of the provisions of this Agreement.

7.14	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any of the Parties may enter into this Agreement by signing on any such counterpart. This Agreement shall take effect from the date first herein above entered irrespective of the diverse dates upon which the respective Parties may have executed this Agreement.

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7.15	Time of Essence

Time wherever mentioned herein shall be of the essence.

intentionally left blank

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Appendix 1

Fixtures and Fittings

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IN WITNESS WHEREOF, the Parties have set their respective hands the day and year first before written.

The Landlord
)
Signed by the following person		)
for and on behalf of		)
Child’s Partner (M) Sdn. Bhd.		)
Company No.: 198201012998 | 92747-X		)
X) in the presence of

/s/ Low Siew Hoon		)	/s/ Low Bok Tek
Witness Name:	Low Siew Hoon	)	Director / Authorised Signatory
NRIC No.:	881112-08-6498)		Name:	Low Bok Tek
		)	NRIC No.:	580321-08-5097

)
)
)

The Tenant

)
)
Signed by the following person		)
for and on behalf of		)
Agroz Group Sdn. Bhd. (Company		)
No.: 202001037832 | 1394153-D) in		)
the presence of		)

/s/ Adrian Harrison		)	/s/ Gerard Lim Kim Meng
Witness Name:	Adrian Harrison	)	Director / Authorised Signatory
NRIC No.:	790317016465		Name:	Gerard Lim Kim Meng
			NRIC No.:	710405-10-5641

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